Exhibit 99.1

Eastman Board Elects New Director

KINGSPORT, Tenn., Feb 19, 2020 - The Board of Directors of Eastman Chemical Company (NYSE:EMN) has elected Edward L. Doheny II as a director. Doheny is President and Chief Executive Officer and a director of Sealed Air Corporation, a global leader in essential packaging solutions.
“We are pleased to welcome Ted to Eastman’s Board of Directors,” said Mark Costa, Board Chair and CEO. “Ted’s extensive corporate management experience and expertise in manufacturing through his high-level positions at several global industrial and manufacturing companies allow him to offer a valuable perspective on the Company’s strategy for sustainable long-term growth focused on technology, innovation, and operational excellence.”
Doheny joined Sealed Air Corporation in 2017 from Joy Global, Inc., where he served as President and Chief Executive Officer and a director from December 2013 until its sale to Komatsu, and as Executive Vice President and as President and Chief Operating Officer of Joy Global’s Underground Mining Machinery business from 2006 to 2013. Doheny previously served for more than 20 years at Ingersoll-Rand where he held various senior executive and management positions, including President of Industrial Technologies and President of the Air Solutions Group.
Doheny received a Bachelor of Science degree in Engineering from Cornell University and a Master of Science degree in Management from Purdue University’s Krannert School of Management.
Founded in 1920, Eastman is a global specialty materials company that produces a broad range of products found in items people use every day. With the purpose of enhancing the quality of life in a material way, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. The company’s innovation-driven growth model takes advantage of world-class technology platforms, deep customer engagement, and differentiated application development to grow its leading positions in attractive end-markets such as transportation, building and construction, and consumables. As a globally inclusive and diverse company, Eastman employs approximately 14,500 people around the world and serves customers in more than 100 countries. The company had 2019 revenues of approximately $9.3 billion and is headquartered in Kingsport, Tennessee, USA. For more information, visit www.eastman.com.

Contacts:

Media: Tracy Kilgore Addington
423-224-0498 / tracy@eastman.com

Investors: Greg Riddle
212-835-1620 / griddle@eastman.com